EXHIBIT 99.1

Contact Information:

Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP REPURCHASES PREFERRED STOCK FROM U.S. TREASURY

LOS ANGELES, CA — September 16, 2009 — Manhattan Bancorp (“Company”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced today that on September 16, 2009, Manhattan Bancorp redeemed all shares of its preferred stock sold on December 5, 2008 to the U.S. Department of the Treasury (“Treasury”). The preferred shares were issued to Treasury under the Capital Purchase Program established by Treasury pursuant to the Troubled Asset Relief Program (“TARP”).  The Company paid $1,707,319 to redeem the preferred stock, representing the $1,000 per share liquidation amount of the Preferred Stock plus a final accrued dividend of $7,319.

Jeffrey M. Watson, the President and Chief Executive Officer of the Company commented “The Capital Purchase Program under TARP has assisted in the effort to provide stability to the financial services industry during a period of unprecedented uncertainty.  When we decided to accept funds under this program we did so as an abundance of caution with the belief that we were the type of healthy bank that could use the funds in a manner consistent with the goals initially set out by Congress and the Treasury in supporting the expansion of credit to the markets.”

Mr. Watson continued: “Since accepting the funds, we have identified additional sources of capital, and in fact, we had a second closing on a private placement of our common stock raising additional gross proceeds to the Company of $13.7 million. In this improved market, along with the additional capital received and additional sources identified, we believe our Company is well-positioned to continue the growth of our core banking business and to pursue other market opportunities that may arise, thus we are pleased to be able to redeem Treasury’s investment in our Company.”

The Company expects to notify Treasury of its intent to repurchase the outstanding warrant to purchase up to 29,480 shares of its common stock issued to Treasury in connection with its purchase of the preferred stock.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms.  Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to the Company’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s December 31, 2008 10-K, ITEM 1A. Risk Factors filed with the Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.